Exhibit 99.1

For Immediate Release

Memry Corporation Announces Closing
of Acquisition by SAES Getters

The purchase price was $78.4 million in cash, resulting in a consideration of $2.53 for each share of Memry Corporation’s common stock.

BETHEL, Conn. - September 29, 2008 - Memry Corporation announced today the closing of its acquisition by SAES Getters S.p.A., a world leader in a variety of scientific and industrial applications where stringent vacuum conditions or ultra-pure gases are required.

Following the signing of the Agreement and Plan of Merger, announced on June 24, 2008 and approved at the special shareholders meeting of Memry Corporation held on September 29 (today) in Bethel, CT., Saes Devices Corp., a Delaware corporation, has been merged with and into Memry Corporation, with the latter as the surviving company. Memry Corporation’s shares are no longer listed on the American Stock Exchange and Memry is now a wholly-owned U.S. subsidiary of SAES Getters International Luxembourg S.A.

The purchase price was $78.4 million in cash, resulting in a consideration of $2.53 for each share of Memry Corporation’s common stock.

Memry also announced the retirement of Memry Chief Executive Officer Robert Belcher and the appointment of Dean Tulumaris as the new CEO of the company. Belcher joined Memry in July 1999 as vice president, CFO and corporate secretary. As CFO he played a key role in the successful acquisition of Putnam Plastics in 2004. He was elected as a director in 2004 and promoted to CEO in 2006.

Tulumaris, who has served as president and chief operating officer of Memry since May 2006, has more than 20 years experience in manufacturing and operations and has a solid background in ISO and cGMP. Tulumaris led the integration of Putnam's operations into Memry, resulting in Putnam's impressive growth and resulting financial achievement. Prior to being promoted to COO in June 2004, Tulumaris was Memry's vice president and general manager.

Tulumaris said, “We want to thank Bob for all of his significant contributions to Memry over the past nine years, first as CFO and then as CEO. It has been a pleasure to work with him. We are now looking forward to a new chapter in our history with a new corporate structure. But what will not change is our commitment to our employees and customers, and to producing the highest quality products possible.”

About Memry
Headquartered in Connecticut (with one plant in Bethel and one in Dayville) and with two manufacturing facilities in Menlo Park, California, Memry is a leading provider of design support, engineering, development, and manufacturing services to the medical device and other industries using the company’s proprietary technologies. Memry is a technical leader in the fields of shape memory alloys and sophisticated polymer extrusions. The company’s major products include stent components, catheter components, laparoscopic sub-assemblies and complex multi-lumen, multi-layer extrusions used for guidewires, catheter shafts and other delivery systems. The company employs approximately 350 people.

About SAES Getters
Pioneering the development of getter technology, the SAES Getters Group is the world leader in a variety of scientific and industrial applications where stringent vacuum conditions or ultra-pure gases are required. For over 60 years its getter solutions have been supporting innovation in the information display and lamp industries, in technologies spanning from large vacuum power tubes to miniaturized silicon-based micromechanical devices, as well as in sophisticated high vacuum systems and in vacuum thermal insulation.

The SAES Getters Group also holds a leading position in ultra pure gas handling for the semiconductor and other hi-tech markets.

Starting in 2004, by leveraging the core competencies in special metallurgy and materials science, the SAES Getters Group has expanded its business into advanced material markets, with the introduction of new optical crystal and shape memory alloy. A total production capacity distributed at 12 manufacturing plants across three continents, a worldwide-based sales and service network, more than 1,000 employees allow SAES Getters Group to combine multicultural skills and expertise to form a truly global enterprise. SAES Getters is headquartered in the Milan area (Italy) and has been listed on the Italian Stock Exchange Market, STAR segment, since 1986.

For more information on Memry, contact CFO Richard F. Sowerby at 203-739-1100, e-mail: Richard_Sowerby@Memry.com: or Julie Marshall or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: memry@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive e-mail notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

Forward-Looking Statements
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s most recent 10-K and other periodic filings with the Securities and Exchange Commission.